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                                                                    EXHIBIT 99.1


[Letterhead of Hawaiian Airlines, Inc.]



          Hawaiian Airlines Receives Bridge Loan From Investor Group


  HONOLULU -- Hawaiian Airlines announced that it has received a secured convertible bridge loan in the amount of $3 million from Airline Investors Partnership, L.P. (AIP) that will allow the company to continue all operations while it works to complete a $20 million equity investment by AIP later this month.

  Hawaiian must complete final agreements with certain of its creditors and receive approval from its shareholders at a special meeting of shareholders in Honolulu on January 30, 1996 before the AIP transaction can be completed. The transaction is scheduled to close on January 31, 1996.

  The bridge loan is convertible into shares of Hawaiian Airlines Class A Common Stock at $1.10 per share. Upon the closing of the AIP transaction, the bridge loan will be deemed converted as part of the $20 million equity investment.

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